Exhibit 5.01

May 17, 2005

Symantec Corporation
20330 Stevens Creek Blvd.
Cupertino, CA 95014

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-4, File No. 333-122724 filed by you with the Securities and Exchange Commission (the “Commission”) on or about February 11, 2005 (as may be further amended or supplemented, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 570,835,246 shares of your Common Stock and one share of special voting stock (collectively, the “Stock”) pursuant to the terms of an Agreement and Plan of Merger dated as of December 15, 2004 (the “Merger Agreement”) by and among Symantec Corporation, a Delaware corporation (“Symantec”), VERITAS Software Corporation, a Delaware corporation (“Veritas”), and Carmel Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Symantec.

     In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	Symantec’s currently effective Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on September 20, 2004 and the Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on December 16, 2004;

(2)	the form of Certificate of Amendment of Amended and Restated Certificate of Incorporation of Symantec, filed as Exhibit 3.03 to the Registration Statement, which is currently subject to the approval of Symantec’s stockholders, which we assume will be obtained prior to closing of the merger;

(3)	Symantec’s Amended and Restated Bylaws, certified by the Secretary of Symantec on June 28, 2004;

(4)	the Registration Statement, together with the other exhibits filed as a part thereof or incorporated by reference therein;

Symantec, Inc.
May 17, 2005

(5)	The Merger Agreement

(6)	the joint proxy statement/prospectus prepared in connection with the Registration Statement, together with the annexes thereto (the “Prospectus”);

(7)	all actions, consents and minutes of meetings of Symantec’s Board of Directors in our possession, including the Written Consent of the Sole Stockholder of Carmel Acquistion Corp., as of December 14, 2004 and the resolutions of the Board of Directors as of December 15, 2004;

(8)	a statement from Symantec as of the date hereof as to the number of (i) outstanding options, warrants and rights to purchase Symantec Common Stock and (ii) any additional shares of Symantec Common Stock reserved for future issuance in connection with Symantec stock option and purchase plans and all other plans, agreements or rights; and

(9)	a Management Certificate addressed to us and dated of even date herewith executed by Symantec containing certain factual and other representations.

     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, and the legal capacity of all persons or entities executing the same. We have also assumed that any certificates representing the Stock have been, or when issued will be, properly signed by authorized officers of the Company or their agents.

     We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and, with respect to the validity of corporate action and the requirements for the issuance of stock, of the State of Delaware.

     In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, that the registration will apply to such shares of Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.

Symantec, Inc.
May 17, 2005

     Based upon the foregoing, it is our opinion that the shares of Stock to be issued, sold and delivered by you pursuant to the Registration Statement, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, following approval by your stockholders of such issuance, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for your use in connection with the above issuance and sale of the Stock subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ FENWICK & WEST LLP FENWICK & WEST LLP